EXHIBIT 10.40

FIRST AMENDMENT TO SEVERANCE IN CONNECTION
WITH A CHANGE IN CONTROL AGREEMENT

WHEREAS, FairPoint Communications, Inc. (the “Company”) has previously entered into a Severance in Connection with a Change in Control Agreement dated November 5, 2015 (the “Agreement”), by and between <<NAME>> (the “Employee”) and the Company;
WHEREAS, since entering into the Agreement, the Company has now entered into an Agreement and Plan of Merger with Consolidated Communications Holdings, Inc. (“Consolidated”) dated as of December 3, 2016 (the “Merger Agreement”) and the parties desire to amend the Agreement as provided below (the “Amendment”) to be effective contingent upon the occurrence of Change in Control related to the Merger Agreement. Unless otherwise defined herein, all capitalized terms in this Amendment shall have the meaning assigned to them in the Agreement.
NOW, THEREFORE, the undersigned parties to the Agreement agree that the Agreement shall be amended as follows to be effective only upon the occurrence of a Change in Control related to the Merger Agreement.

1.	Section 3(a) of the Agreement shall be amended and restated and replaced in its entirety with the following:

1.	Compensation Upon Certain Events Following a Change of Control.

(a)-1	If, Employee within twelve (12) months immediately following the closing date of the Merger Agreement transaction that results in a Change of Control (such date the “Closing Date”):

(i)
Is given notice by the Company that Employee’s employment with the Company is to be terminated by the Company without Cause (and other than due to death or Disability) or if the Employee’s employment with the Company is terminated by the Company without Cause (and other than due to death or Disability); or

(ii)
Is notified of a reduction in Employee’s compensation, which shall include the Employee’s base pay plus annual bonus opportunity or base pay plus commission opportunity as applicable, of greater than five percent (5%) without Employee’s consent and as a result such Employee then terminates their employment; or

(iii)
Is given notice of the requirement to or is required to relocate their principal place of employment by more than 100 miles without Employee’s consent and as a result such Employee then terminates their employment.

(a)-2
Then, provided that such event results in Employee incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h) and Employee has executed an Effective Release, the Company will provide Employee with the following benefits, in lieu of any other separation payment or severance benefit to which Employee maybe entitled:

(i)	Severance equal to Employee’s then current base salary for a period of six (6) months, less applicable withholding required by law or authorized by

Employee, to be paid in a lump sum pursuant to Company’s standard payroll practices and procedures as soon as administratively feasible following Employee’s Termination Date, Company’s receipt of Employee’s Effective Release and the expiration of any revocation period required by applicable law; and

(ii)
Subsidization of Employee’s applicable COBRA premiums so that the COBRA premiums paid by Employee equal the same amount Employee paid as an active Employee under Company’s health insurance plan immediately prior to the Termination Date (subject to Employee’s timely election to continue health insurance benefits under COBRA) for the lesser of six (6) months following the Termination Date or until Employee becomes eligible for insurance benefits from another employer, and provided further that the Company will have the right to terminate such payment of COBRA premium reimbursement to Employee and instead pay Employee a lump sum amount equal to the applicable COBRA premium subsidy multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Subsections 3(b)(iii) and (iv) of the Agreement shall be amended and restated and replaced in their entirety with the following:
3(b)(iii) by Employee’s resignation for any reason other than as provided in Section 3(a)-1, (iv) for any reason more than twelve (12) months after the Closing Date, or

3.	Except as specifically provided above, all terms and conditions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth below:

EMPLOYEE: <<NAME>> Date: ____________________, 2017	COMPANY: FairPoint Communications, Inc. By: Name:Paul H. Sunu Title:Chief Executive Officer Date January 11, 2017